Filed Pursuant to 424(b)(3)
Registration No. 333-14513

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

Eighth Supplement to Prospectus dated November 13, 1996
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This Eighth Supplement amends and supplements the Prospectus dated November 13, 1996, as supplemented and amended by the First Supplement dated June 27, 1997; the Second Supplement dated September 26, 1997; the Third Supplement dated January 29, 1998; the Fourth Supplement dated June 4, 1999; the Fifth Supplement dated September 30, 1999; the Sixth Supplement dated February 18, 2000; and the Seventh Supplement dated March 30, 2001.

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      As originally provided in the Prospectus, the Company issued to Capital Bank Grawe-Gruppe AG (f/k/a RBB Bank Aktiengesellschaft) ("Capital Bank") a warrant, dated July 19, 1996, for the purchase of up to 1,000,000 shares of the Company's Common Stock at an exercise price of $2.00 per share, and a warrant, dated July 19, 1996, for the purchase of up to 1,000,000 shares of Common Stock at an exercise price of $3.50 per share (together the "RBB Warrants"). The RBB Warrants are described under "Summary of Securities Being Offered" in the Prospectus, are referred to in other portions of the Prospectus and are covered by the Prospectus. As described in the Seventh Supplement to Prospectus dated November 13, 1996, the RBB Warrant having an exercise price of $3.50 per share was amended on December 19, 2000, to reduce the exercise price to $1.00 per share as to 200,000 shares issuable under such warrant. On June 13, 2001, the RBB Warrants were amended to extend their expiration date to September 30, 2001. Such warrants were not otherwise amended.

November 13, 2001.